EXHIBIT 3.(i)
CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION OF
ALASKA AIR GROUP, INC.

	ALASKA AIR GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

	That at a meeting of the Board of Directors of Alaska Air Group, Inc., a resolution was duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

	RESOLVED, that Section 4.1 of Article IV of the Company's Articles of Incorporation be, and hereby is, amended to read as follows, effective upon approval by the stockholders of the corporation and upon filing and recording pursuant to the laws of the state of Delaware:

"The total number of shares of all classes of stock which this corporation shall have authority to issue is 55,000,000 shares, of which 5,000,000 shares shall be preferred stock having a par value of $1 per share and 50,000,000 shares shall be common stock having a par value of $1 per share."

	That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held on May 21, 1996, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

	That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporate Law of the State of Delaware.

	IN WITNESS WHEREOF, said Alaska Air Group, Inc. has caused this certificate to be signed by Steven G. Hamilton, its Vice President/Legal and General Counsel, this 30th day of December, 1996.

		Alaska Air Group, Inc.

		BY __________/S/_______________
			Steven G. Hamilton
			Vice President/Legal & General Counsel